News Release

XOMA and Takeda Establish Collaboration for Therapeutic Antibody
Discovery and Development

Berkeley, CA and Osaka, JAPAN - November 2, 2006 - XOMA Ltd. (Nasdaq: XOMA) and Takeda Pharmaceutical Company Limited (TSE4502:Takeda) today announced that they have entered into an agreement for therapeutic monoclonal antibody discovery and development. The collaboration is intended to capitalize on XOMA’s comprehensive antibody discovery, development and production technologies and expertise.

The agreement calls for Takeda to make up-front and milestone payments to XOMA, fund XOMA’s R&D activities including manufacturing of the antibodies for preclinical and early clinical supplies, and pay royalties to XOMA on sales of products resulting from the collaboration. Payments to XOMA could exceed $100 million before royalties over the life of the collaboration.

Using its extensive collection of phage display libraries and antibody optimization technologies, XOMA will discover therapeutic antibodies against multiple targets selected by Takeda. Other XOMA activities will include preclinical studies to support regulatory filings, cell line and process development, and production of antibodies for initial clinical trials. Takeda will be responsible for clinical trials and commercialization of drugs after IND submission, and is granted the right to manufacture once the product enters into phase 2 clinical trials.

“XOMA’s extensive antibody discovery and development expertise and technologies fit well with Takeda’s objective of building a strategic presence and pipeline in therapeutic antibodies. We look forward to working with our new partner,” said John L. Castello, chairman of the board, president, and chief executive officer of XOMA.

“We are pleased with the conclusion of the agreement with XOMA, which has state-of-the-art technology in the antibody field,” said Shigenori Ohkawa, PhD, General Manager of Pharmaceutical Research Division of Takeda. “We believe that the collaboration with XOMA will accelerate our drug discovery and development activities in therapeutic antibodies, a field that continues to grow as an important source of new medicines.”

About XOMA
XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases. XOMA has royalty interests in RAPTIVA® (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech, Inc. (NYSE: DNA) and Serono, SA) to treat moderate-to-severe plaque psoriasis, and LUCENTIS™ (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis AG (NYSE: NVS)) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA’s proprietary Human Engineering™ and bacterial cell expression (BCE) technologies. More than 45 companies have signed BCE licenses. XOMA’s development collaborators include Lexicon Genetics, Inc. (Nasdaq: LEXG), Novartis, Schering-Plough Corporation (NYSE: SGP) and Takeda Pharmaceutical Company Limited (TSE4502:Takeda). With a fully integrated product development infrastructure, XOMA’s product development capabilities extend from preclinical sciences to product launch. For more information, please visit the company's website at www.xoma.com.

About Takeda
Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.

Aiming to become an “R&D-driven world-class pharmaceutical company”, Takeda is enhancing its R&D pipeline by concentrating its management resources for that purpose in the following selected core therapeutic areas:

■	lifestyle-related diseases,
■	oncology and urological diseases
■	central nervous system disorders, bone/joint diseases
■	gastroenterological diseases

Additional information about Takeda is available through its corporate website, www.takeda.com.

XOMA Contact:
Paul Goodson
Sr. Director, Investor Relations
Tel: (510) 204-7270
goodson@xoma.com

Takeda Pharmaceutical Company Limited Contact:
Corporate Communications Department
Head Office: +81-6-6204-2060
Tokyo Head Office: +81-3-3278-2039

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Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, payments to XOMA could exceed $100 million before royalties over the life of the collaboration. Such statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. In particular, XOMA will not receive the estimated total amounts of funds if it cannot successfully discover and develop antibodies in this collaboration. These and other risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.